BRF S.A.

Publicly-Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

SHAREHOLDERS´ MANUAL

EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

MAY 25, 2018

CONTENTS

1. Management Message	p. 03
2. Guidance to Participate in the General Shareholders’ Meeting	p. 05
2.1. Physical Presence	p. 05
2.1.1 Shareholders	p. 05
2.1.2. Holders of American Depository Shares – ADSs	p. 06
2.2. Participation by distance vote	p. 06
2.2.1. For completion instructions transmitted to the Company bookkeeping agent	p. 07
2.2.2. For completion instruction transmitted to their respective custodian agents	p. 07
2.2.3. By sending the Voting Form Directly to BRF	p. 08
3. Proposal of the Board of Directors to the Extraordinary General Shareholders Meeting to be held on May 25, 2018	p. 11
4. Distance Voting Form	p. 15

1.            MANAGEMENT MESSAGE

Dear Shareholders,

BRF S.A. (“BRF” or “Company”) is a company which is marked by a widespread and diffuse shareholding control in which shareholders are granted equal rights and protection mechanisms.

Our shares are listed at the Novo Mercado of B3 – Brasil, Bolsa, Balcão (“B3”) and on the New York Stock Exchange (“NYSE”), with level III ADSs.

In line with the high level of corporate governance adopted by the Company and reflecting the principles of transparency, uniformity, and equality that support our relationship with investors, we hereby invite Shareholders to participate in our Extraordinary General Shareholders’ Meeting to be held on May 28, 2018, at 11:00 a.m., at our head office located at Jorge Tzachel, 475 – Bairro Fazenda, in the City of Itajaí, State of Santa Catarina (“General Meeting”).

To reinforce our concern over the information provided, we have made available at our Investor Relations website (www.brf-global.com/ri, item Governança Corporativa) and on the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br), B3 (www.b3.com.br) and the SEC - Securities and Exchange Commission (www.sec.gov), all the documents legally required and other that we deem as necessary to endorse the understanding and the decisions to be taken by the shareholders that will be subject to resolution at this General Meeting, as well as in this Manual.

We will discuss the following subjects to be approved:

(i)            Rectify the amount of the annual global compensation of the Board of Directors and Board of Directors of BRF for the 2018 fiscal year;

(ii)           Modify the Company’s Restricted Shares Plan; and

(iii)           To authorize the execution of indemnity agreements between the Company and the current members of the Board of Directors.

We welcome your participation in our General Meeting, since it will deal with matters of importance for the Company which are directed at creating value for our shareholders.

We believe the information presented here will enable our shareholders to consider their positions and facilitate the decision making. Our Investor Relations team is ready and available to answer any questions or guide you.

We are counting on your presence and take advantage of this occasion to convey our appreciation.

Sincerely,

Abilio dos Santos Diniz

Chairman of the Board of Directors

Lorival Nogueira Luz Júnior

Global CEO,

Chief Financial Officer and of Investor Relations

2.            GUIDANCE TO PARTICIPATE IN THE EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

2.1. PHYSICAL PRESENCE

2.1.1. SHAREHOLDERS

As stated in article 15 of the Bylaws, we request the shareholders who intend taking part in the Extraordinary General Shareholders’ Meeting, personally or through a proxy, to forward the notarized copy of the following documents by May 18, 2018, at Rua Hungria, 1.400 – 5th floor, Jardim Europa, Zip Code 01455-000, São Paulo-SP, to attention of the Corporate Governance area (certified copy of documents which are available at the website of CVM is hereby waived):

2.1.1.1. INDIVIDUAL SHAREHOLDERS

▪    Identification document with photo; and

▪    Statement including the respective shareholding stake, issued by the custodian institution.

2.1.1.2. CORPORATE SHAREHOLDERS

▪    Last copy of the Bylaws or consolidated articles of association and the corporate documentation granting powers of representation (e.g. minutes of the election of directors);

▪    Identification document of the legal representative(s) with photo;

▪    Statement including the respective shareholding stake, issued by the custodian institution;

▪    Investment funds must present: (i) the latest consolidated regulations of the fund; (ii) bylaws or articles of incorporation of the administrator or manager, as is the case, with the fund´s voting policy and corporate documents that prove the powers of representation (minutes of the election of directors, term(s) of office and/or power of attorney); and (iii) identification document of the legal representative(s) of the fund administrator or manager with photo.

2.1.1.3. SHAREHOLDERS REPRESENTED BY PROXY

▪    Besides the documents referred to above, a notarized power of attorney which must have been granted within less than 1 (one) year for any proxy who is a shareholder, manager of the Company, lawyer or financial institution, with the investment funds administrator responsible for representing its joint owners, as stated in the first paragraph of article 126 of Law Nº 6.404/1976. Corporate shareholders may be represented by a proxy established according to their bylaws/articles of association, not being mandatory that the proxy is a shareholder, manager of the Company, lawyer of financial institution;

▪    Identification document of the proxy with photo;

▪    If the shareholders wish, they may use the proxies made available previously by the Company to vote on matters of interest to the General Meeting, as stated in the Public Request for a Power of Attorney undertaken by the Company, in the form foreseen in article 22 and following of CVM Instruction Nº 481/2009. The documents referring to the public request for a power of attorney were disclosed by the Company on the Investor Relations website (www.brf-global.com/ri, in the item Governança Corporativa) and the websites of the Brazilian Securities and Exchange Commission (www.cvm.gov.br), of B3 (www.b3.com.br) and of the Securities and Exchange Commission (www.sec.gov.br).

2.1.1.4. FOREIGN SHAREHOLDERS

Foreign shareholders must present the same documents as the Brazilian shareholders, although the corporate documents of the legal entity and the power of attorney must be a sworn translation, not being necessary its notarization and consularization.

2.1.2. HOLDERS OF AMERICAN DEPOSITORY SHARES - ADSs

The holders of ADSs will be represented by The Bank of New York Mellon, in its capacity as a depository institution within the terms of the Deposit Agreement executed with BRF.

2.2. PARTICIPATION BY DISTANCE VOTE

As stated in articles 21-A and in line with CVM Instruction Nº 481/2009, Company shareholders may send their voting instructions, from this date, on the matters to be raised at the Meeting by completing and sending the form allowing them to cast their vote from a distance voting form (“Voting Form”) which appears in item 4 of the present Manual.

To do so, the Voting Form should:

•         be accessed to be printed and completed in advance in the item “Governança Corporativa” of the Company´s Investor Relations site (www.brf-global.com/ri), as well as the site of the Brazilian Securities and Exchange Commission – CVM; and

•         be received within a period of 7 (seven) days before the date of the Meeting, i.e. by May 18, 2018 (inclusive). Any voting forms received after this date will be disregarded.

Shareholders who choose to exercise their voting right through the Voting Form should do so through one of the options described below:

2.2.1. FOR COMPLETION INSTRUCTIONS TRANSMITTED TO THE COMPANY BOOKKEEPING AGENT

This option is aimed exclusively at shareholders whose shares are kept by Itaú Corretora de Valores S.A. (“Itaú”) and which are not held in the central depositary:

Shareholders with shares which are not held in the central depositary and who choose to exercise their voting right from a distance through service providers may transmit their instructions to the bookkeeping agent of the shares issued by BRF, Itaú Corretora de Valores S.A., in line with its rules. Itaú created the website Assembleia Digital, a safe solution where it is possible to make the distance vote. To vote by the website, it is necessary to register and to have a digital certificate. Information on the registration and step by step on the issue of the digital certificate are described at the website: http://www.itau.com.br/securitiesservicos/assembleiadigital.

In case of doubt, shareholders should contact Itaú Corretora de Valores S.A. and verify the procedures it has established for the issue of instructions via the voting form along with the documents and information it requires to exercise this service. The contact details for Itaú are as follows:

∙ Telephone – Shareholder attendance: 3003-9285 (Brazilian state capitals and metropolitan regions)/0800 7209285 (other locations).

∙ Attendance hours: working days, from 9:00 to 18:00 hours.

∙ E-mail: atendimentoescrituracao@itau-unibanco.com.br

∙ Address: Avenida Brigadeiro Faria Lima, 3.500, 3rd floor – São Paulo, Zip Code 04538-132

Within the terms of article 21-B of CVM Instruction Nº 481/2009, the shareholder must transmit the instructions for completion of the Voting Form to the bookkeeping agent up to 7 days of the date of the Meeting, i.e. by May 18, 2018 (inclusive), unless a different deadline has been set by Itaú Corretora de Valores S.A.

2.2.2.  FOR COMPLETION INSTRUCTION TRANSMITTED TO THEIR RESPECTIVE CUSTODIAN AGENTS

This option is aimed exclusively at shareholders whose shares are in the custody of the B3 S.A. – Brasil, Bolsa, Balcão (“B3”). In this case, distance voting will be exercised by the shareholders according to the procedures adopted by their custodian agents.

Shareholders whose shares are deposited in the Central Depositary of the B3 and who choose to exercise their voting right from a distance through service providers should transmit their instructions to the respective custodian agents, in line with their rules, which, in turn, will forward these voting instructions to the Central Depositary of the B3.

To do so, shareholders should contact their custodian agents and verify the procedures they have established for the issue of instructions via the Voting Form along with the documents and information they require to exercise this service.

Within the terms of article 21-B of CVM Instruction Nº 481/2009, the shareholders must transmit the instructions for completion of the Voting Form to their custodian agents up to 7 days before the date of the Meeting, i.e. by May 18, 2018 (inclusive), unless a different deadline has been set by their custodian agents which must always be before this date.

2.2.3   BY SENDING THE VOTING FORM DIRECTLY TO BRF

Instead of following the procedures described in items 2.2.1 and 2.2.2 above, shareholders may also send their Voting Forms directly to the Company.

To do so, shareholders should print the Voting Form (which appears in item 4 of the present Manual), complete it, initial all the pages and sign it. Shareholders should then send the Voting Form, duly completed, initialed and signed, to the following postal address: Rua Hungria, 1.400 – 5th floor, Jardim Europa, Zip Code 01455-000, São Paulo - SP, care of the Corporate Governance area, along with the notarized copy of the documents described below (dismissed the certification of the documents available at CVM´s website):

Individual shareholders

▪  identity document with photo of the shareholder.

Corporate shareholders

•         latest bylaws or consolidated articles of association and the corporate documentation granting powers of attorney (e.g. minutes of the election of directors); and

•         identification document of the legal representative(s) with photo

Investment funds

▪    the latest consolidated regulations of the fund;

▪    bylaws or articles of incorporation of its administrator or manager, as is the case, with the fund´s voting policy and corporate documents that prove the powers of representation (minutes of the election of directors, term(s) of office and/or power of attorney); and

▪    identification document of the legal representative(s) of the administrator or manager with photo.

The Company does not require the notarization of the signature of the Voting Forms, neither its consularization.

The corporate documents and those representing corporate shareholders and investment funds in a foreign language must have a sworn translation, not being necessary its notarization nor its consularization.

Should they prefer, shareholders may also send the documents to the Company in advance, sending the Voting Form and the above-mentioned documents by digital means to the following electronic address: acoes@brf-br.com. Regardless of this, the Company must receive the original Voting Form and notarized copy of the other documents sent previously by e-mail by the shareholder up to 7 (seven) days before the General Meeting, i.e. by May 18, 2018, at the following address: Rua Hungria, 1.400 – 5th floor, Jardim Europa, Zip Code 01455-000, São Paulo - SP, care of the Corporate Governance area.

Within 3 (three) days of receiving these documents, the Company will inform the shareholder through the electronic address indicated in item 2.1 of the Voting Form of its receipt and acceptance.

Should the Voting Form not be fully completed or accompanied by the corroborating documents described above, it will be disregarded, and this information will be sent to the shareholders through the electronic address indicated in item 2.1. of the Voting Form informing the shareholders of the need to rectify or resend the Voting Form or documents which are attached to it (since there is enough time), describing the procedures and periods needed to regularize the distance voting.

BRF stresses that:

▪  should there be differences between the Voting Form received directly by the Company and the voting instruction contained in the summary voting statement from the bookkeeping agent for the same CPF (individual taxpayer number) or CNPJ (corporate taxpayer number), the voting instruction of the bookkeeping agent will prevail, as stated in Paragraph Second of article 21-W of CVM Instruction Nº 481/2009;

▪  as stated in article 21-S of CVM Instruction Nº 481/2009, the Central Depositary of the B3, on receiving the voting instructions of the shareholders through their respective custodian agents, will disregard any different instructions in relation to a same resolution which had been issued by the same CPF or CNPJ registration number; and

▪  once the deadline for distance voting has ended, i.e. on May 18, 2018, the shareholder may not alter the voting instructions which have already been sent except in person or through a proxy at the General Meeting, through an application, explicitly calling for the voting instructions sent to be disregarded before the respective material is put to the vote.

▪  as provided in article 21-X of Instruction CVM n° 481/2009, the instructions of distance vote shall be considered normally in the event of an eventual postponement of the Meeting or it is necessary that the Meeting is held on second call, provided that the eventual postponement or performance on second call do not exceed 30 days from the date initially provided for its performance on first call.

Finally, the Company announces that, as was the case at the last Shareholders´ Meeting, it will use the advisory services of Centuriata to carry out the administration of the distance voting forms received, checking and confirming of the voting quorum.

3.            PROPOSAL OF THE BOARD OF DIRECTORS FOR THE EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING TO BE HELD ON MAY 25, 2018

Dear Shareholders,

Further to Instruction Nº 481/2009 of the Brazilian Securities and Exchange Commission, (local acronym CVM), of December 17, 2009, (“Instruction CVM 481/09”), we hereby present the following proposal by the board of directors (“Proposal”) of BRF S.A. (“Company” or “BRF”), containing the information and documents related to the subjects to be decided at the Extraordinary General Shareholders’ Meeting of the Company, as described below, to be held on May 25, 2018, at 11:00 a.m. (“AGE”), in the Company’s headquarters, located at Rua Jorge Tzachel, 475, Bairro Fazenda, in the City of Itajaí, State of Santa Catarina.

(i)           Rectify the amount of the annual global compensation of the Board of Directors and Executive Management (“Management”) for the 2018 financial year.

Board of Directors´ Proposal. Under the terms of article 17 of the Bylaws, to approve the rectification of the annual global compensation related to the year of 2018 for the Management of the Company (“Management Compensation”), which is part of the agenda for the Ordinary and Extraordinary General Shareholders’ Meeting of the Company to be held on April 26, 2018, at 11:00 a.m. (“2018 AGOE”), in order to increase the total amount from R$ 86.6 million (in case it is approved at the 2018 AGOE) to up to R$ 92,4 million.

Such amount refers to the limit proposed for the fixed compensation (salary or management fees, direct and indirect benefits and social contributions) and benefits due to termination of the exercise of their management position, as well as a variable compensation (profit sharing) and amounts related to the Stock Option Plan and Restricted Share Plan.

The amount proposed hereunder for the Management Compensation represents an increase of 6% (six percent) vis-à-vis the Management Compensation which was submitted to the 2018 AGOE, i.e. of up to approximately R$ 86,800,000.00 (eighty-six million, eight hundred thousand reais). The chart below summarizes the Management Compensation submitted to the 2018 AGOE (2018 Proposal) and the new Management Compensation as proposed hereunder (NEW 2018 Proposal).

	NEW 2018 Proposal	2018 Proposal	Aproved 2017	Payed 2017
Board of Directors
Regular Compensation + Charges and Benefits	12.127	9.153	7.830	8.268
Compensation based in Shares	3.092	0	0	0
Total Board of Directors	15.219	9.153	7.830	8.268

Board of Officers
Regular Compensation + Charges and Benefits	46.246	46.710	44.664	31.019
Compensation based in Sbares	13.750	13.750	26.284	16.906
Profit Sharing	17.142	17.142	20.300	0
Total Board of Officers	77.137	77.602	91.248	47.925

TOTAL Board of Officers and Board of Directors	92.356	86.755	99.078	56.192

The rectification of the global Management Compensation amount hereunder is due to the proposal for a new composition of BRF’s Board of Directors at the 2018 AGOE.

Appendix I to the Proposal presents the information relative to Item 13 of the Company´s Reference Form, as required by article 12 of Instruction CVM no 481/09.

(ii)          Modify the Company’s Restricted Share Plan.

Board of Directors´ Proposal. Approve the modification of the Restricted Share Plan approved at the Ordinary and Extraordinary General Shareholders’ Meeting of April 8, 2015, as amended at the Ordinary and Extraordinary General Shareholders’ Meeting of April 26, 2017 (“Restricted Share Plan”), so as to (i) establish that members of the Board of Directors may be beneficiaries of the Restricted Share Plan, and (ii) allow that the Board of Directors establish the term according to which managers or employees who are beneficiaries of the Restricted Share Plan must remain bound to the Company in order to acquire the rights related to the restricted shares, as well as other terms related to this matter.

The chart below indicates the modifications to be implemented to the Restricted Share Plan currently in force:

Item	Atual	Proposto
3. Eligible Person

3.1 The Board of Directors may elected as Beneficiaries of Restricted Stock Beneficiaries under the Plan officers, statutory or not, and others occupying positions of Company or other companies under its control.

3.2 Members of the Board of Directors may not be elected as beneficiaries of Restricted Shares. Nevertheless, members of the Board of Directors who are also members of the board may, acting as directors, receive grants of Restricted Stocks of the Company.

3.1 The Board of Directors may elect as Beneficiaries of Restricted Shares under the Plan members of the Board of Directors, officers, statutory or not, and others occupying positions of Company or other companies under its control.

3.2 Nevertheless, members of the Board of Directors that are also officers shall only receive Restricted Shares as officers.

7. Acquisition of Rights related to the Restricted Shares

7.1. (a) The Beneficiaries remain continuously bound to the Company as manager or employee of the Company for the period between the Grant Date and the third (3rd) anniversary of the Grant Date; and

(b) a TSR is obtained by the Company to be defined by the Board of Directors in their Grant Agreements, which must be determined at the end of each anniversary of the Grant Date during the period between the Grant Date and the third (3rd) anniversary of the Grant Date.

7.1. (a) The Beneficiaries remain continuously bound to the Company as manager or employee of the Company for the period to be determimed by the Board of Directors; and

(b) a TSR is obtained by the Company to be defined by the Board of Directors in their Grant Agreements, which must be determined at the end of each anniversary of the Grant Date during the period to be defined by the Board of Directors, pursuant to item (a) above.

(iii)         Authorize that the Company enter into indemnity agreements with the current members of the Board of Directors.

Board of Directors´ Proposal. Approve the execution of indemnity agreements among: (i) the Company and the current members of the Board of Directors, i.e. , Mr. Abilio dos Santos Diniz (“Sr. Abilio Diniz”), Mrs. Flavia Buarque de Almeida (“Sra. Flávia Almeida”), Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Francisco Petros”), Mr. José Carlos Reis de Magalhães Neto (“Sr. José Magalhães”), Mr. Luiz Fernando Furlan (“Luiz Furlan”), Mr. Marcos Guimarães Grasso (“Marcos Grasso”), Mr. Walter Fontana Filho (“Walter Fontana”) and Mr. Walter Malieni Jr. (“Walter Malieni”) and the (i) the Company and the members of the Board of Directors to be elected in the Ordinary and Extraordinary General Shareholders Meeting convened for 04.16.2018, in order to indemnify them against losses arising out of decisions, adverse judgments or other administrative or judicial incumbrances that may be imposed upon them as a result of the performance of acts inherent to their respective positions and that are not covered by the civil liability insurance (D&O) already retained by the Company.

Appendix II to the Proposal presents the information relative to the proposed indemnity agreements, as recommended in item 3.4.2 of Circular Letter/CVM/SEP/N.02/2018.

These are the proposals the Board would like to make and expects to be evaluated and approved by the shareholders.

* * *

The Company’s shareholders interested in accessing information or raising questions relating to the above proposals should contact the Company’s Investor Relations or Corporate Governance areas at the following phone numbers +55 (11) 2322-5991/5011/5951/4438/5355 or via e-mail: acoes@brf-br.com. All documents related to this Meeting are available to shareholders at the following sites: www.brf-global.com/ri, www.b3.com.br and www.cvm.gov.br.

São Paulo, April 25, 2018.

4. DISTANCE VOTING FORM

1. Name or corporate designation of shareholder (without abbreviations)
2. Corporate (CNPJ) or individual (CPF) tax number of shareholder	2.1. E-mail address of shareholder for communication with the Company related to the Voting Form
3. Guidance for completing the Distance Voting Form

Should you, as a shareholder, choose to exercise your right to vote from a distance, within the terms of articles 21-A and according to CVM Instruction nº 481/2009, you must complete the Distance Voting Form (“Voting Form”), that will only be regarded as valid, and the votes presented here counted in the quorum of the General Meeting, if the following instructions are observed: (i) all the fields must be duly completed; (ii) all the pages must be initialed; and (iii) the last page must be signed by the shareholder or his/her (s) legal representative(s), as the case may be, and within the terms of the effective law.

The Company does not require the certification of the signature on the Voting Form, neither its consularization.

On 18.05.2018 (inclusive) expires the deadline for the receipt of the Voting Form duly completed according to instructions below.

It should be stressed that in order for the Voting Form to have an effect, the date of 18.05.2018 will be the last day for its RECEIPT in one of the 3 forms that are listed, below and not the last day for it to be mailed. If the Voting Form is received after 18.05.2018, the votes will not be counted.

4.            Guidance for delivering the Distance Voting Form

The Shareholder that chooses to exercise its remote voting rights by means of this Voting List may complete it observing the aforementioned guidance and send it: (i) to the Company or (ii) to the Custodian (iii) or to the Bookkeeper, following the instructions below:

(i)            To the Company: in addition to the Voting List, the Shareholder shall submit a certified copy of the following documents: Individual - ID with a photograph of the shareholder or its legal representative: Brazilian national’s ID, Foreign Resident’s ID, Brazilian driving licenses, passport or class association ID. Legal Entity and Investment Funds - a) ID with a photograph of the shareholder or its legal representative: Brazilian national’s ID, foreign resident’s ID, Brazilian driving licenses, passport or class association ID; b) Articles of Association or consolidated and current Corporate Bylaws (in the case of a Legal Entity), or the consolidated and current fund regulations (in the case of Investments Funds); and c) a document substantiating powers of representation.

(ii)            To the Custodian: to this end, shareholders shall contact their custodians and verify procedures established by them for the issuance of the voting instructions via Voting List as well as the documents and information required by them to this end.

(iii)           To the Bookkeeper: this option is exclusively for the holders of shares deposited with Itau´ Corretora de Valores S.A., (“Itaú”), bookkeeper of shares issued by the Company. Itau´ has set up a Digital Meeting website, a secure solution where it is possible to execute remote voting. In order to vote via the website, the shareholder must register and have a digital certificate. Information on registering and the step-by-step process for issuing the digital certificate are described in the site: http://www.itau.com.br/securitiesservices/assembleiadigital/.

5.            Postal and electronic address to send the distance voting form, should the shareholder decide to deliver the document directly to the company

BRF S.A.

Address: Rua Hungria, 1.400 – 5th floor, Jardim Europa, Zip Code 01455-000, São Paulo - SP, in attention to the Corporate Governance area.

e-mail: acoes@brf-br.com

Person for contact: Lorival Nogueira Luz Junior

6.            Indication of the institution engaged by the company to provide bookkeeping services for the shares, with name, physical and electronic addresses, telephone and contact person

Itaú Corretora de Valores S.A.

           E-mail: atendimentoescrituracao@itau-unibanco.com.br

Address: Av. Brigadeiro Faria Lima, n° 3.500, 3rd floor – São Paulo – SP, Zip Code 04538-132

Contact: Shareholders attendance

Telephone: (11) 3003-9285 (state capitals and metropolitan regions)/0800 7209285 (other locations) – Hours of attendance: working days from 09:00 a.m. to 06:00 p.m.

Resolutions to be taken at the Extraordinary General Shareholders’ Meeting

7. Rectify the global compensation of the members of the Board of Directors and of the Board of Executive Officers of BRF for the fiscal year of 2018 so that the amount is raised up to R$92.4 million:

[   ] Approve         [   ] Reject         [   ] Abstain

8. Approve the amendment to the Restricted Share Plan of the Company, in order to i) provide that the members of the Board of Directors may be beneficiaries of the Plan, and (ii) allow the Board of Directors to establish the term by which the administrators or employees beneficiaries of the Granting Plan shall remain bound to the Company so that they can acquire the rights related to the restricted shares, and others terms related:

[   ] Approve         [   ] Reject         [   ] Abstain

9. Authorize the celebration of indemnity agreements between the Company and the current members of the Board of Directors of the Company, being Mr. Abilio dos Santos Diniz, Ms. Flavia Buarque de Almeida, Mr. Francisco Petros Oliveira Lima Papathanasiadis, Mr. José Carlos Reis de Magalhães Neto, Mr. Luiz Fernando Furlan, Mr. Marcos Guimarães Grasso, Mr. Walter Fontana Filho and Mr. Walter Malieni Jr., as well as those members that will be elected on Extraordinary General Shareholders Meeting to be held on April 26, 2018:

[   ] Approve         [   ] Reject         [   ] Abstain

[City], [date]

__________________________________________

Name and signature of the Shareholder